Exhibit 99

                                                           FOR IMMEDIATE RELEASE

CONTACT: WILLIAM W. TRAYNHAM, PRESIDENT
PHONE: (803) 535-1060

COMMUNITY BANKSHARES INC. (SC) ANNOUNCES 18.4% INCREASE IN EARNINGS FOR FIRST HALF OF 2003

ORANGEBURG, South Carolina, August 5, 2003 - Community Bankshares Inc., (AMEX:SCB), announced consolidated net income of $2,766,000 or $.63 per diluted share for the six months ended June 30, 2003 compared to $2,336,000 or $.69 per diluted share for the six months ended June 30, 2002, an increase of $430,000 or 18.4%.

Net income for the second quarter 2003 was $1,185,000 or $.27 per diluted share compared to $1,211,000 or $.36 per diluted share for the second quarter of 2002.

Consolidated assets for Community Bankshares totaled $460 million at June 30, 2003 compared to $437.3 million at December 31, 2002, an increase of $22.7 million or 5.2%. For the same periods, gross loans totaled $318.5 million compared to $306.5 million, an increase of $12 million or 3.9%. For the same periods, deposits totaled $355.8 million compared to $337.1 million, an increase of $18.7 million or 5.5%.

Company CEO and Chairman E. J. Ayers stated, "The first half of 2003 was influenced by three major factors: interest rates held stable at historically low levels, higher demand for mortgage loans generated by continuing low interest rates, and the July 2002 acquisition of the Bank of Ridgeway. Low interest rates have put continuing pressure on the Banks' net interest margins. The other side of low interest rates is that we've had strong and increasing demand for mortgage loans provided by our mortgage company, Community Resource Mortgage. During the second quarter the Bank of Ridgeway recognized a very large number of investments called prior to maturity resulting in a significant increase in the amount of the purchase premiums written off from Ridgeway's investment portfolio. "

Ayers concluded, "Earnings for the second half of the year are expected to improve significantly for the Ridgeway bank. Even with a small increase in long-term interest rates, we anticipate continued strong demand for mortgage services which means strong earnings for Community Resource Mortgage. Also, prospects for our three national banks look encouraging for the remainder of the year."

Community Bankshares, Inc.'s common stock is traded on the American Stock Exchange under the ticker symbol SCB. Community Bankshares Inc., based in Orangeburg, South Carolina, is the holding company for the Bank of Ridgeway, Florence National Bank, Sumter National Bank, Orangeburg National Bank and Community Resource Mortgage, Inc.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the company's services and products, impact of competitive products and pricing, dependence on third party suppliers, and uncertainties associated with the development of technology. Investors are directed to the company's 2002 annual report, which is available from the company without charge for a more complete description of the company's business.


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

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (unaudited)
All amounts in thousands, except per share data

                                                                     Six months ended June 30,           Three months ended June 30,
Income statement summary                                             2003                2002               2003              2002
                                                                     ----                ----               ----              ----
Net interest income ....................................           $  8,173           $  6,170           $  4,325           $  3,353
Provision for loan losses ..............................           $    543           $    358           $    279           $    189
Non-interest income ....................................           $  4,631           $  3,161           $  2,076           $  1,474
Non-interest expense ...................................           $  7,953           $  5,323           $  4,218           $  2,745
Income tax provision ...................................           $  1,542           $  1,314           $    719           $    682
   Net income ..........................................           $  2,766           $  2,336           $  1,185           $  1,211
Basic earnings per common share:
   Average shares ......................................              4,307              3,300              4,308              3,300
   Earnings per share ..................................           $   0.64           $   0.71           $   0.28           $   0.37
Diluted earnings per common share:
   Average shares ......................................              4,420              3,405              4,421              3,383
   Earnings per share ..................................           $   0.63           $   0.69           $   0.27           $   0.36
Cash dividends per share ...............................           $   0.18           $   0.16           $   0.09           $   0.08



Balance Sheet summary                                               June 30,           Dec. 31,           June 30,
                                                                      2003               2002               2002
                                                                      ----               ----               ----
Gross loans ............................................           $318,516           $306,484           $244,993
Total assets ...........................................           $459,996           $437,320           $325,883
Total deposits .........................................           $355,762           $337,062           $260,808
Shareholders' equity ...................................           $ 46,092           $ 43,717           $ 29,468
Common shares outstanding ..............................              4,311              4,304              3,304
Book value per share ...................................           $  10.69           $  10.16           $   8.92



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